EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS
                         -------------------------------


Board of Directors
Covingham Capital Corp.
Carlsbad, CA

We hereby consent to the incorporation by reference in the Registration Statement of Sub Surface Waste Management of Delaware, Inc. on form S-8, of our report dated December 30, 2002, (which includes and emphasis paragraph relating to an uncertainty as the Company's ability to continue as a going concern) of Sub Surface Waste Management of Delaware, Inc. for the year ended September 31, 2002, and to all references to our firm included in this Registration Statement.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
March 23, 2003


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